Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE INFORMA TECH DIGITAL BUSINESSES

The following discussion and analysis is based principally on, and should be read in conjunction with, the Informa Tech Digital Businesses Audited Financial Statements and the Informa Tech Digital Businesses Interim Financial Statements for the three months ended March 31, 2024 and 2023, collectively referred to herein as the “combined financial statements”.

This discussion and analysis includes forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in the Risk Factors included in Exhibit 99.2 to the Current Report on Form 8-K filed by TechTarget, Inc. with the Securities and Exchange Commission (“SEC”) on December 3, 2024 (the “Form 8-K”) and under the heading “Cautionary Note Regarding Forward-Looking Statements” in Item 8.01 of the Form 8-K..

The Informa Tech Digital Businesses restated its previously issued discussion and analysis as of and for the three months ended March 31, 2024 and 2023, included in the Toro CombineCo Inc. Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission on June 27, 2024 (the “Original Interim Report”), to reflect the restatements as discussed in “Note 1 – Business overview and basis of presentation – Restatement of previously issued financial statements” in the Informa Tech Digital Businesses unaudited condensed combined interim financial statements as of and for the three months ended March 31, 2024 and 2023 included elsewhere in this Form 8-K.

Overview

Background

The Informa Tech Digital Businesses (“the Business”) help technology companies accelerate growth through first party business-to-business (“B2B”) data, market insight and market access, with revenues for the Informa Tech Digital Businesses increasing to over $250 million from 2021 through 2023.

The Informa Tech Digital Businesses have built scale and market presence through a combination of underlying growth and targeted expansion, including acquisitions that brought new capabilities, customer relationships and specialist brands. This included the organic expansion of its specialist tech research business, Ovum, before further scale was added through the acquisition of IHS Markit Technology, which was combined with Ovum to create Omdia. The B2B digital product portfolio was extended through the acquisitions of NetLine in November 2021 (Demand Generation and Buyer Intent), Industry Dive in September 2022 (Specialist B2B Content/Brands), and most recently Canalys in September 2023 (Specialist Tech Research). Alongside this targeted expansion, Informa PLC (“Informa”, “Informa Group”, “Parent”) has made investment in IIRIS, a B2B customer data platform for collating, standardizing and analyzing all of the Informa Group’s first party B2B data. The creation of IIRIS, which remains part of the Informa Group, enabled the development of more audience and data-driven solutions, with the Informa Tech Digital Businesses being the major focus for this investment. NewCo will continue to have access to IIRIS through a data sharing agreement with the Informa Group.

Following this period of expansion and growth, the specialist technology research business is now among the largest providers of these services. It employs more than 300 expert analysts to create data-driven intelligence products and advisory services for product managers, corporate strategists and the C-suite, challenging market strategies, sharpening product roadmaps and accelerating time to market and revenue. In 2023, 66% of the specialist technology research revenue was generated from recurring, paid-for subscriptions.

Omdia, Industry Dive, NetLine, Canalys and Wards are the foundation of the Informa Tech Digital Businesses, alongside their portfolio of specialist digital media brands. These products inform, educate and influence tech buyers, creating engaged, specialist audiences and delivering approximately 5 million permissioned first party data records.

Targeted access to these specialist audiences is provided through a growing range of data-driven digital products and services that are designed to deliver highly qualified leads, demand generation and buyer intent to technology vendors, connecting them with the right buyers at the right time to maximize return on investment and accelerate growth.

Selected Informa Tech Digital Businesses brands

Specialist Tech Research: Intelligence & Advisory Brands	Specialist B2B Content: Brand & Content Brands	B2B Buyer Intent & Demand Brands
Omdia Canalys Wards	Industry Dive Information Week Light Reading Heavy Reading AI Business	NetLine

Industry Background and Trends

The Informa Tech Digital Businesses sit at the intersection of tech and B2B marketing, each dynamic innovative markets in their own right, with what management believes are compelling structural growth drivers. This provides a strong underpin to the long-term growth ambitions of the Informa Tech Digital Businesses.

Technology transcends all aspects of daily life and work. Enterprise technology, incorporating software and hardware systems used by large organizations for anything from customer relationship management to networking and cyber security, is central to operating effectively and efficiently. The pace of innovation and change is rapid, creating a constant cycle of investment to enhance, upgrade and replace technology.

For the Informa Tech Digital Businesses, investment in innovation and growth in research & development budgets provide a leading indicator of demand for their products and services. Of the top 1,700 corporate R&D spenders in 2022, ICT hardware, software and ICT services were the segments attracting the greatest R&D investment, with software and ICT services increasing 19% year-on-year. This growth in technology-related R&D is driving a new wave of investment and innovation, enhancing existing products and inspiring the next generation of products and services.

Over time, the scale of technology purchasing, particularly enterprise technology, has grown in size, resulting in B2B buying behavior becoming more complex. This complexity has led to longer sales cycles as more research is undertaken on purchasing technology products and platforms. Typically, large technology decisions will involve a number of people across an organization from technology professionals to CIOs, CFOs and often CEOs. This research takes many forms, with an increasing amount conducted online, including by reading specialist content, reviews, information, product profiles and bespoke research, as well as through webinars and online discussions.

According to Gartner, it is estimated that as much as 80% of the B2B buyer journey is now completed before a buyer might make contact with the sales team of a vendor. For technology vendors, online presence and digital brand visibility are therefore critical, leading to more companies focusing spend on branded content services, thought leadership and whitepaper distribution, digital event participation and advertising on the most relevant platforms and media.

Management believes the Informa Tech Digital Businesses are at the center of this shift in B2B buyer behavior, delivering highly relevant content and research to technology buyers that informs, educates and influences them along the different stages of their buyer journey.

These interactions with its content — who reads what, who clicks to find out more, how long buyers spend on specific websites, etc. — and general online behavior, when captured, enriched and analyzed, provide deep insights into who potential customers are, what products and services they might be interested in, where they are in their purchasing cycle and how significant is the intent to purchase.

For B2B sales and marketing teams at technology vendors, this information is critical in targeting the right buyers at the right time, raising brand awareness and positioning products with the right audiences to secure leads that turn into sales. With increasing scrutiny and focus on return on investment, data-driven B2B marketing is becoming ever more relevant given it is typically more measurable, with more efficiency than more traditional advertising and marketing services, helping to increase lead conversion rates, reduce the cost of customer acquisition and generate more revenue per dollar of marketing spend.

Product and Service Offerings

Over the last five years, the Informa Group has been building a portfolio of data-driven solutions that are intended to capitalize on the positive market dynamic described above and meet the evolving needs of buyers and vendors in the technology market.

The portfolio of products that the Informa Group has built, the Informa Tech Digital Businesses, help both buyers of B2B technology with knowledge and intelligence, supporting them through different stages of the buyer journey, and sellers of B2B technology in identifying relevant buyers for their products, who are in-market and with the greatest purchasing intent. These digital solutions fall into a number of categories:

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Brand solutions: Brand solutions offer B2B marketers the opportunity to grow brand awareness through direct exposure to specialist technology and business audiences across the businesses’ portfolio of 14 online products and off-network through audience extension programs. Solutions include digital display banners, newsletter sponsorships and email marketing, enabling technology vendors to gain exposure and benefit from association with the businesses’ specialist brands and high quality editorial content amongst our readership base of engaged technology buyers. Brand solutions include the Industry Dive portfolio of more than 35 specialist brands, which deliver high quality business journalism to niche audiences, offering outbound email sponsorship opportunities to vendors looking to build awareness and reach key decision makers.

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Demand solutions: The businesses enable marketers to directly engage prospective buyers through a portfolio of content marketing programs, including webinars, whitepapers, playbooks, virtual events and surveys. Through syndicating these across owned media properties and to NetLine’s publisher network, marketers can influence B2B tech buyers and generate demand for their products and services. The businesses are focused on delivering high-quality leads to marketers by gating their content across properties to maximize return on investment.

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Intentive: The Intentive platform, which was built and is operated by NetLine, leverages first-party contact and behavioral data generated across the businesses’ media properties and live event portfolio to deliver buyer-level intent data to marketers. The exclusive blend of online and offline data is designed to enable clients to identify in real-time who is in-market for their particular solutions, and how they should prioritize their outreach. NetLine can then integrate the outputs from Intentive with leading CRM systems to automate lead generation workflows for clients, enabling closed-loop activation of proprietary insights.

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Custom content services: Through StudioID, the businesses support marketers with their end-to-end content strategy, offering proprietary audience research to inform campaigns, strategic design and development, and original content production. Marketers leverage the businesses’ award-winning deep industry expertise to create journalistic, search engine optimized content across 40 different formats and multiple languages, which can then be distributed across our network. The businesses also offer content licensing through Marketplace, whereby marketers curate relevant content from a selection of publishers, and then distribute the content on their own channels to align themselves with top voices in their industries.

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Intelligence subscription services: Operating through the Omdia brand, as well as niche brands Canalys and Wards Intelligence, the specialist tech research business is primarily an “intelligence” subscription service, providing clients with a core “data backbone” in addition to qualitative analyst-produced content across the technology industry spectrum. The data is typically comprised of market trackers, market sizing, market share analyses and forecasts, and is complimented by expert industry reports, analyst opinions and an “Ask an Analyst” service. Covering more than 3,000 topics and tracking over 12,000 companies, the businesses’ 300+ expert analysts and consultants provide quantitative and qualitative insights that help companies make better decisions, faster.

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Advisory: In the consulting business, the businesses work as an extension of client teams, working together to provide strategic support in assessing critical business challenges and providing bespoke solutions. The businesses leverage the breadth and depth of their analyst expertise to evaluate clients’ end-to-end business needs across go-to-market, competitive positioning, new product ideation, market entry and growth strategies.

The Proposed Transaction

On January 10, 2024, Informa entered into the Transaction Agreement with TechTarget, which provides that (i) Informa HoldCo will contribute to CombineCo all of the issued and outstanding shares of capital stock of Informa Intrepid, and $350 million in cash (subject to certain adjustments set forth in the Transaction Agreement for certain changes in respect of the net working capital, EBITDA (as adjusted in certain respects) and non-current liabilities of the Informa Tech Digital Businesses), in exchange for NewCo common stock, (ii) Merger Sub will merge with and into TechTarget, with TechTarget surviving the Merger and becoming a direct wholly owned subsidiary of NewCo and (iii) as a result of the Merger, each issued and outstanding share of TechTarget common stock will be converted (subject to certain exceptions) into the right to receive one share of NewCo common stock and a pro rata share of an amount in cash equal to $350 million plus any Adjusted EBITDA Cash Increase Amount. Immediately following the Closing, Informa HoldCo will own 57% of the outstanding NewCo common stock (on a fully diluted basis, but without taking into account shares which may be issued upon the conversion (if any) of the TechTarget convertible notes or shares reserved for future grants pursuant to certain NewCo equity incentive plans), and former TechTarget stockholders will own the remaining outstanding NewCo common stock.

Critical Accounting Policies and Use of Estimates

Preparation of the accompanying combined financial statements requires management to make judgments, assumptions and estimates regarding uncertainties that could affect reported revenue, expenses, assets, liabilities and equity. The most significant areas where management’s judgments, assumptions and estimates impact the combined financial statements are described below. Actual results in these areas could differ materially from management’s estimates under different assumptions and conditions. Significant accounting policies are described fully in Note 2. Significant accounting policies in the Informa Tech Digital Businesses Audited Financial Statements.

Basis of Presentation and Corporate Expense allocations

The accompanying combined financial statements and related notes represent the business referred to as the Informa Tech Digital Businesses. The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Informa Tech Digital Businesses have historically operated as part of the Informa Tech division of Informa PLC (“Informa” or “Parent”) and not as a standalone entity and have no separate legal status or existence. As such, the financial position and results of operations have been derived from Informa’s historical accounting records and are presented on a carve-out basis. Intercompany transactions, profits and balances among the Informa Tech Digital Businesses’ entities have been eliminated. Sale and purchase transactions between the Informa Tech Digital Businesses and other Informa affiliates are included in the combined financial statements.

The accompanying combined financial statements reflect charges for costs directly related to the Informa Tech Digital Businesses. The Informa Tech Digital Businesses have been allocated a portion of costs incurred by Informa for certain central functions and other operations that are used by the Informa Tech Digital Businesses, including but not limited to executive oversight, finance, treasury, tax, legal, human resources, technology, marketing and other shared services. All such costs are reflected in the accompanying combined financial statements. These costs are allocated using a methodology that Management believes is reasonable for the item being allocated. Allocation methodologies include the Business’s relative share of revenues, headcount, usage, or functional spend as a percentage of the total. While management believes the methodologies and assumptions used to allocate these costs are reasonable, the combined financial statements do not purport to represent the financial position, results of operations, changes in equity, and cash flows of the Informa Tech Digital Businesses in the future, or what such costs would have been had the Informa Tech Digital Businesses operated as a stand- alone entity during the periods presented.

Revenue Recognition

Revenue is recognized as the Business satisfies a performance obligation, based upon transfer of control of promised products or services to clients in an amount that reflects the consideration to which the Business expects to be entitled in exchange for those products or services. Some of the Business’ performance obligations are satisfied over time as the product or service is transferred to the client. Performance obligations which are not satisfied over time are satisfied at a point in time.

The Informa Tech Digital Businesses enter into contracts that can include various combinations of its offerings which are generally capable of being distinct and accounted for as a separate performance obligation.

When performance obligations are combined into a single contract, the Business utilizes the stand-alone selling price (“SSP”) of each product or service to allocate the transaction price among the performance obligations, which is generally determined based on the prices charged to the clients or using expected cost plus a margin, with any discounts allocated across the performance obligations. Revenue for each category type of revenue is typically fixed at the date of the order and is not variable.

Goodwill and Long-Lived Assets

The Informa Tech Digital Businesses apply the purchase method of accounting to business combinations. All of the assets acquired, liabilities assumed, and contingent consideration are allocated based on their estimated fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the net tangible and identifiable intangible assets acquired and liabilities assumed.

The determination of the fair value of identifiable intangible assets involves significant assumptions and estimates, including, but not limited to, future customer attrition, discount rates, royalty rates, useful economic lives and expected future cash flows. Although management believes the assumptions and estimates to be reasonable and appropriate, they require judgment and are based on experience and historical information from all of the acquired entities. A change in these estimates could cause a materially different value of intangible assets to be recognized with an opposing impact on the goodwill arising from the transaction.

In relation to the acquisition of Canalys in September 2023, the most significant estimate is the customer attrition rate used in the determination of the fair value of customer relationships and the royalty rate used and period over which royalties would be earned in relation to the determination of the fair value of content. Upon acquisition in 2023, a 2% decrease in the attrition rate would result in a $1.2 million increase to customer relationships fair value, while a 2% increase would result in a $1.0 million decrease to the fair value. A 2% increase (decrease) in the royalty rate would result in a $0.8 million increase (decrease) in content fair value. Reducing the period over which royalties would be received by five years would result in a $1.8 million decrease to content fair value, while increasing the period by five years would result in a $3.8 million increase to content fair value.

In relation to the acquisition of Industry Dive in September 2022, the most significant estimate is the customer attrition rate used in the determination of the fair value of customer relationships and the royalty rate used and period over which royalties would be earned in relation to the determination of the fair value of trade names. Upon acquisition in 2022, a 2% decrease in the attrition rate would result in a $15.5 million increase to the customer relationships fair value, while a 2% increase would result in a $13.1 million decrease to the fair value. Reducing the period over which royalties would be received by five years would result in a $14.6 million decrease in the trade names fair value, while increasing the period by five years would result in a $8.3 million increase to the fair value. A 2% increase (decrease) in the royalty rate would result in a $0.6 million increase (decrease) in the trade names fair value.

In relation to the acquisition of NetLine in November 2021, the most significant estimate is the customer attrition rate used in the determination of customer relationships fair value and the royalty rate used in relation to the determination of the fair value of brands. Upon acquisition in 2021, a 2% decrease in the attrition rate would result in a $2.2 million increase to customer relationships fair value, while a 2% increase would result in a $1.9 million decrease to the fair value. A 2% increase (decrease) in the royalty rate would result in a $3.8 million increase (decrease) to the fair value of brands.

The Informa Tech Digital Businesses evaluate long-lived assets, including property, equipment, and intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill is tested annually for impairment in the fourth fiscal quarter, or when events and circumstances indicate an impairment may have occurred.

Among the factors that could trigger an impairment review are a reporting unit’s operating results significantly declining relative to its operating plan or historical performance, and competitive pressures and changes in the general markets in which it operates. In assessing goodwill for impairment, the Informa Tech Digital Businesses may first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If this assessment concludes that it is more likely than not that the fair value is more than its carrying value of a reporting unit, goodwill is not considered impaired and the quantitative goodwill impairment test is not required to be performed.

If the aforementioned impairment assessment concludes that it is more likely than not that the fair value is less than its carrying value, the Informa Tech Digital Businesses perform the quantitative goodwill impairment test, which compares the fair value of the reporting unit to its carrying value. Impairments, if any, are based on the excess of the carrying amount over the fair value. The Informa Tech Digital Businesses estimate the fair value of their reporting units primarily using an income approach. The following are key assumptions and values assigned in the fair value calculations:

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Projected cash flows: Management used a three-stage valuation approach to project impairment test cash flows. The first stage consisted of approved projected financial information for a period of four years, followed by a transitional period of two years of normalization and declining growth rates and, thereafter, a steady state period of long-term growth. Forecasts for the first and the second stage include management expectations of the reporting unit’s financial performance and represent the best estimate of the future performance of the reporting units.

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Discount rate: The projected cash flows are discounted to their present value using a weighted average cost of capital discount rate methodology. For the cost of debt, the Informa Tech Digital Businesses considered market rates, based on entities with a comparable credit rating. The cost of equity is calculated using the Capital Asset Pricing Model methodology. The discount rates include appropriate risk premiums to reflect additional risks of the specific reporting units being tested.

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Long-term growth rate: Long-term growth rates are based on external reports on long-term Consumer Price Index rates for the main geographic markets in which each reporting unit operates and therefore are not considered to exceed the long-term average growth prospects for the individual markets. Long-term growth rates have not been risk adjusted to reflect any of Informa Tech Digital Businesses’ uncertainties noted above, as these uncertainties are already reflected in the discount rates used.

Significant judgments are required in assessing these assumptions. These estimates can be affected by several factors, including general economic, industry, and regulatory conditions; the risk-free interest rate environment; and our ability to achieve our forecasted operating results. Although management believes the assumptions and estimates to be reasonable and appropriate, they require judgment and changes in these estimates and assumptions could materially affect the determination of fair value, whether an impairment exists and, if so, the amount of that impairment.

The Informa Tech Digital Businesses have recently been affected by macro-economic conditions, in particular the negative impact of rising interest rates on the technology industry, which has impacted investment levels and overall marketing expenditure. In 2023, the Informa Tech Digital Businesses were also impacted by the return of physical events following the relaxation of COVID-19 pandemic related restrictions, which led to some rebalancing of marketing budgets away from digital marketing into physical events. As a result, during the first quarter of 2023, when remeasuring the fair value of the contingent consideration related to the acquisition, a reduction was made to the short-term 2023 revenue forecast for the Industry Dive reporting unit. As this was considered to be an indicator of impairment, a quantitative analysis was performed, which concluded that the fair value continued to exceed the carrying value because the long-term projections of the business remained unchanged.

Subsequently, in the second quarter of 2023, with macro-economic conditions remaining challenging, management revised its long-term revenue projections for the Industry Drive business, lowering expectations for its core email and website sponsorship/advertising products to reflect more constrained budgets among its current and expected key customers. Following this change in assumptions, another quantitative impairment analysis was performed for the Industry Dive reporting unit, which indicated that its carrying value now exceeded its fair value. Therefore, an impairment charge of $130.1 million was recognized against the goodwill of the Industry Drive reporting unit.

The fair value of Industry Dive was determined by discounting its projected cash flows at the post-tax discount rate of 12.1% and using a 2.2% long-term growth rate, as determined following the methodology above. A sensitivity analysis considered the impact of changes to several key assumptions that were considered in isolated scenarios, including a hypothetical 10% reduction in all cash flow years including the perpetuity year, a 1% increase in the discount rate, and a 0.50% reduction in the long-term growth rate, with higher total levels of impairment ranging from $142.3 million to $169.2 million under these sensitivities scenarios.

As the macro-economic conditions also impacted NetLine, the Business performed a quantitative impairment analysis for the NetLine reporting unit which indicated the fair value exceeded its carrying value by 14.5%. The fair value of NetLine was determined by discounting its projected cash flows at the post-tax discount rate of 14.1% and using a 2.2% long-term growth rate, as determined following the methodology above. A sensitivity analysis considered the impact of changes to several key assumptions that were considered in isolated scenarios, including a hypothetical 10% reduction in all cash flow years including the perpetuity year which would reduce headroom to $1.8 million, a 1% increase in the discount rate, which would reduce headroom to $3.2 million, and a 0.5% reduction in the long-term growth rate, which would reduce headroom to $7.2 million.

During the annual goodwill impairment test, there were either no indicators of impairment, or where such indicators existed, the results of the December 31, 2023 impairment test showed that fair value exceeded the carrying amount for all reporting units and therefore that no further impairment charge was required.

Furthermore, no impairment charges were recognized during the 2022 and 2021 annual goodwill impairment assessment tests, as either management’s qualitative assessments did not indicate that it was more likely than not that the reporting units’ carrying amounts exceeded their fair values, or, where a quantitative assessment was performed, that the calculated carrying amount of the reporting units was higher than their corresponding fair value at the respective testing dates.

Business Combinations

Accounting for business combinations requires the Informa Tech Digital Businesses’ management to make significant estimates and assumptions, especially at the acquisition date with respect to tangible and intangible assets acquired and liabilities assumed. Informa Tech Digital Businesses use its best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets.

Significant assumptions and estimates used in determination of fair value include future customer attrition, discount rates, royalty rates, useful economic lives and expected future cash flows. Although management believes the assumptions and estimates to be reasonable and appropriate, they require judgment and are based on experience and historical information from all of the acquired entities.

At the acquisition date of a business combination and at each subsequent balance sheet date, consideration contingent on future performance over the contractual earn-out period are remeasured to fair value. Informa Tech Digital Businesses utilizes significant estimates and assumptions in determining the estimated contingent consideration and associated expense or gain at each balance sheet date. The liabilities are measured against the contractually agreed performance targets at each subsequent reporting date with any adjustments recognized in the combined income statement. The estimation of these liabilities requires Informa Tech Digital Businesses to make judgements concerning the future performance of related businesses over the contingent consideration period. The estimation uncertainty risk of payments greater than one year is higher due to the forecast nature of the inputs.

Components of Results of Operations

Total Revenue

The Informa Tech Digital Businesses help technology companies accelerate growth through first party B2B data, market insight and market access (see “Product and Service Offerings” above). The Informa Tech Digital Businesses recognize revenue when performance obligations are satisfied by transferring promised goods and services to clients in an amount the Informa Tech Digital Businesses expect to receive in exchange for those goods or services. The Informa Tech Digital Businesses enter into contracts that can include various combinations of its offerings which are generally capable of being distinct and accounted for as a separate performance obligation. When performance obligations are combined into a single contract, the Informa Tech Digital Businesses utilize stand-alone selling price (“SSP”) to allocate the transaction price among the performance obligations which is generally determined based on the prices charged to the clients or using expected cost plus a margin.

A detailed description of each type of revenue is included below:

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Marketing, advertising services and sponsorship: The Informa Tech Digital Businesses deliver marketing, specialized advertising services and sponsorship through digital publications and websites. This is achieved through four primary product types: Brand solutions, Demand solutions, Intentive and Custom content services. Revenue is primarily recognized when the transfer of control occurs. Revenue for these products and services is recognized in the contract period when any of the following performance obligations are satisfied: (i) when an advertisement is delivered, (ii) when a qualified lead or impression is delivered, (iii) over a display advertising, content marketing or campaign period, or (iv) upon completion of webinar events. Clients may have the right to cancel their contracts, however, the Business generally retains an enforceable right of payment for prior services based on the contract terms.

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Intelligence subscription services: The Informa Tech Digital Businesses’ subscription service provides clients access to data, including market trackers, market sizing, market share analyses and forecasts, in addition to qualitative analyst-produced content across the technology industry spectrum. Subscription services provide clients access to hosted data and information services that represents a single stand-ready performance obligation satisfied over time. Revenue is recognized on a straight-line basis over the contractual term. Access to information services is predominantly sold through annual subscriptions paid in advance and typically non-cancelable.

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Advisory services: The Informa Tech Digital Businesses work together with clients to provide strategic support in assessing critical business challenges and develop bespoke solutions. This includes the delivery of specialist data, forecasts, analysis and advice that helps clients assess and better understand their respective markets, opportunities, competition, and new product developments. Revenues are principally generated from fixed fee engagements and are recognized over time as the Business works to satisfy its performance obligations as the Business has an enforceable right to payment for performance completed to date. Most advisory contracts are billed 50% upfront and 50% upon completion and are non-refundable and non-cancelable.

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Exhibitor and attendee revenue: The Informa Tech Digital Businesses offer specialist research exhibition and conference events. Revenue is recognized at the point in time when the event has taken place.

These products and services are delivered under both short-term contracts that run for the length of a given marketing/sales program, typically less than nine months, and through integrated contracts exceeding 270 days (“longer-term contracts”) covering various client needs. Longer-term contracts include a range of annual subscription products, which are paid for annually in advance. In both the quarters ended March 31, 2024 and 2023 40.7% of our revenues were from longer-term contracts, respectively.

Cost of revenues

Cost of revenues primarily consists of salaries and related personnel costs for research, editorial and consulting employees, lead generation expenses, freelance contractors expenses, website hosting costs, and other related overheads.

Selling and marketing

Selling and marketing expenses consist primarily of salaries and related personnel costs, sales commissions, facility expenses, advertising costs, and other related overheads.

General and administrative

General and administrative expenses consist primarily of salaries and related personnel costs, facility expenses and related overheads, accounting, legal and other professional fees, bad debt provision, and stock-based compensation expenses.

Product development

Product development includes the creation of the Informa Tech Digital Businesses’ network of websites and data analytics framework, advertiser offerings and technical infrastructure.

Acquisition and integration costs

Acquisition-related costs that are not part of the purchase price consideration are generally expensed as incurred. These costs typically include transaction-related costs, including those for the proposed transaction with TechTarget, such as finder’s fees, legal, accounting, and other professional costs. Integration-related costs represent costs that relate directly to combining the Informa Tech Digital Businesses and its acquired businesses. Integration-related costs typically include strategic consulting services, employee-related costs, such as retention and severance, costs to integrate IT infrastructure, enterprise planning systems, processes, and other non-recurring integration-related costs.

Depreciation

Depreciation expense consists of the depreciation of property and equipment. Depreciation is calculated using the straight-line method over their estimated useful lives, ranging from three to five years.

Amortization

Amortization expense consists of the amortization of intangible assets. Intangible assets are amortized on a straight-line basis over the estimated useful lives of the underlying assets.

Impairment of long-lived assets and goodwill

Impairment of long-lived assets and goodwill primarily relates to lease impairment and goodwill impairment in one reporting unit as the carrying amount exceeded the fair value.

Remeasurement of contingent consideration

Remeasurement of contingent consideration relates to the fair value adjustment of acquisition related contingent consideration.

Interest income

Interest income is primarily on related-party loans, by reference to the principal outstanding and at the effective interest rate applicable.

Interest expense

Interest expense consists primarily of interest on related-party loans at the effective interest rate applicable.

Other (Expense) Income, Net

Other (expense) income, net consists of unrealized/realized foreign currency exchange losses and one-time gains and losses and other miscellaneous income and expense items unrelated to core operations.

Income tax benefit

The Informa Tech Digital Businesses’ current and deferred taxes are computed on a separate return basis as a carve-out of Informa. The Informa Tech Digital Businesses account for income taxes using the asset and liability method under GAAP, whereby deferred income taxes are recognized for the tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Income tax expense reflects income earned and taxed, in jurisdictions in which the Informa Tech Digital Businesses conduct business, which mainly include the United Kingdom and United States federal and state income taxes.

Results of Operations

The following table sets forth a summary of certain key financial information for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,		Percent Change
($ in thousands)	2024 (As Restated)	2023 (As Restated)
Revenue	$59,293	$56,082	5.7%
Cost of revenues	(23,969)	(22,979)	4.3%
Gross profit	35,324	33,103	6.7%
Operating expenses:
Selling and marketing	13,807	13,660	1.1%
General and administrative	18,635	16,856	10.6%
Product development	3,019	2,906	3.9%
Depreciation	403	151	166.9%
Amortization, excluding amortization included in cost of revenues	7,962	7,543	5.6%
Impairment of long-lived assets	1,864	159	1,072.3%
Acquisition and integration costs	7,753	1,218	536.5%
Remeasurement of contingent consideration	1,263	(86,410)	(101.5%)
Total operating expenses	54,706	(43,917)	(224.6%)
Operating income (loss)	(19,382)	77,020	(125.2%)
Interest expense on related party loans	(6,591)	(5,998)	9.9%
Interest income	2,319	707	228.0%
Other income (expense), net	218	(369)	(159.1%)
Income (loss) before provision for income taxes	(23,436)	71,360	(132.8%)
Income tax benefit (provision)	2,955	5,122	(42.3%)
Net income (loss)	$(20,481)	$76,482	(126.8%)

Legend: n.m. = Not meaningful figure.

The Business has restated its Informa Tech Digital Businesses Unaudited Interim Financial Statements as of and for the three months ended March 31, 2024 included in the Toro CombineCo Inc. Registration Statement on Form S-4, originally filed with the Securities and Exchange Commission on June 27, 2024. The amounts in the “As Restated” columns are the updated amounts including the impacts of the errors identified. The restatement is described fully in Note 1. Business overview and basis of presentation in the Informa Tech Digital Businesses Unaudited Interim Financial Statements for the three months ended March 31, 2024 and 2023 included within this Form 8-K.

Comparison of the Three Months Ended March 31, 2024 and 2023

Revenue

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Marketing, advertising services and sponsorship	$34,215	$33,639	$576	1.7%
Intelligence subscription services	18,658	16,038	2,620	16.3%
Advisory	6,249	6,242	7	0.1%
Exhibitor and attendee	171	163	8	4.9%

Total Revenue	$59,293	$56,082	$3,211	5.7%

Revenue for the three months ended March 31, 2024 was $59.3 million, an increase of $3.2 million, or 5.7%, compared to the three months ended March 31, 2023. This reflected growth in the subscriptions business and sponsorships due to the impact of the Canalys acquisition, which was acquired in September 2023.

Cost of Revenues

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Cost of revenue	23,969	22,979	990	4.3%

Cost of revenues for the three months ended March 31, 2024 was $24.0 million, an increase of $1.0 million, or 4.3%, compared to the three months ended March 31, 2023. The increase is largely due to the inclusion of Canalys results in the three months ended March 31, 2024, following its acquisition in September 2023.

Operating Expenses

Selling and marketing

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Selling and marketing	13,807	13,660	147	1.1%

Selling and marketing expenses for the three months ended March 31, 2024 were $13.8 million, an increase of $0.1 million, or 1.1%, compared to the three months ended March 31, 2023. The increase was primarily due to the inclusion of Canalys results following its acquisition in September 2023.

General and administrative

	Three Months Ended March 31,
($ in thousands)	2024 (As Restated)	2023 (As Restated)	Increase/ (Decrease)	Percent Change
General and administrative	18,635	16,856	1,779	10.6%

General and administrative expenses for the three months ended March 31, 2024 were $18.6 million, an increase of $1.8 million, or 10.6%, compared to the three months ended March 31, 2023. The increase was due to the inclusion of Canalys results following its acquisition in September 2023, as well as an increase in the allocation of IIRIS costs as the scale of the platform grew and increased employee investment predominantly in Omdia and NetLine.

Product development

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Product development	3,019	2,906	113	3.9%

Product development expenses for the three months ended March 31, 2024 were $3.0 million, an increase of $0.1 million, or 3.9%, compared to the three months ended March 31, 2023. The increase was primarily due to maintenance for media websites developed in fiscal year 2023.

Depreciation

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Depreciation	403	151	252	166.9%

Depreciation expense for the three months ended March 31, 2024 was $0.4 million, an increase of $0.3 million, or 166.9%, compared to the three months ended March 31, 2023. The increase was due to higher building depreciation as a result of investment in office space across the Asia Pacific region in fiscal year 2023.

Amortization

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Amortization, excluding amortization in cost of revenue	7,962	7,543	419	5.6%
Amortization included in cost of revenues	102	—	102	n.m.

Amortization	8,064	7,543	521	6.9%

Amortization expense for the three months ended March 31, 2024 was $8.1 million, an increase of $0.5 million, or 6.9%, compared to the three months ended March 31, 2023. The increase was due to the amortization of acquired intangible assets of Canalys following its acquisition in September 2023.

Impairment of Long-Lived Assets

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Impairment of long-lived assets	1,864	159	1,705	1,072.3%

Impairment of long-lived assets for the three months ended March 31, 2024 was $1.9 million, an increase of $1.7 million, or 1,072.3% compared to the three months ended March 31, 2023. The increase was mainly due to the exit from and associated impairment of Industry Dive’s Washington, DC office in March 2024.

Acquisition and Integration Costs

	Three Months Ended March 31,
($ in thousands)	2024 (As Restated)	2023	Increase/ (Decrease)	Percent Change
Acquisition and integration costs	7,753	1,218	6,535	536.5%

Acquisition and integration costs for the three months ended March 31, 2024 were $7.8 million, an increase of $6.5 million, or 536.5%, compared to the three months ended March 31, 2023. Of the increase, $6.1 million is due to acquisition costs incurred in the three months ended March 31, 2024 relating to the proposed transaction with TechTarget, Inc., including legal, professional accounting and advisor costs. The remaining increase reflects the continuation of acquisition and integration costs following the acquisition of Canalys in the prior year and Industry Dive in 2022.

Remeasurement of Contingent Consideration

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Remeasurement of contingent consideration	1,263	(86,410)	(87,673)	(101.5%)

Remeasurement of contingent consideration for the three months ended March 31, 2024 was a loss of$1.3 million, a change of $87.7 million compared to a gain of $86.4 million recorded for the three months ended March 31, 2023. In the three months ended March 31, 2023, the amount reflected a reduction in Industry Dive’s revenue growth, which resulted in a reduction in the fair value of the 2023 contingent consideration arrangement, hence generating a gain upon remeasurement. In the three months ended March 31, 2024, the remeasurement loss primarily relates to the Industry Dive arrangement and reflects the fact the period until payment is due is now shorter, hence the time value of money discount is lower.

Interest Expense

	Three Months Ended March 31,
($ in thousands)	2024 (As Restated)	2023	Increase/ (Decrease)	Percent Change
Interest expense on related party loans	6,591	5,998	593	9.9%

Interest expense for the three months ended March 31, 2024 was $6.6 million, an increase of $0.6 million, or 9.9%, compared to the three months ended March 31, 2023. The interest expense in both periods primarily relate to a related party loan used to fund the acquisition of Industry Dive in 2022.

Interest Income

	Three Months Ended March 31,
($ in thousands)	2024 (As Restated)	2023	Increase/ (Decrease)	Percent Change
Interest income	2,319	707	1,612	228.0%

Interest income for the three months ended March 31, 2024 was $2.4 million, an increase of $1.6 million, or 228.0%, compared to the three months ended March 31, 2023. The interest income is primarily related to interest received on higher cash balances.

Other Income (Expense), Net

	Three Months Ended March 31,
($ in thousands)	2024	2023	Increase/ (Decrease)	Percent Change
Other income (expense), net	218	(369)	587	(159.1%)

Other (expense) income, net, for the three months ended March 31, 2024 was a net income of $0.2 million, an increase of $0.6 million compared to a net expense of $0.4 million in the three months ended March 31, 2023. The increase was due to changes in foreign exchange rates, specifically U.S. dollars (“USD”) versus Great British Pounds (“GBP”).

Income Tax Benefit (Provision)

	Three Months Ended March 31,
($ in thousands)	2024 (As Restated)	2023 (As Restated)	Increase/ (Decrease)	Percent Change
Income tax benefit (provision)	2,955	5,122	(2,167)	(42.3%)

Income tax benefit for the three months ended March 31, 2024 was $3.0 million, a decrease of $2.2 million compared to the income tax benefit of $5.1 million in the three months ended March 31, 2023. The effective tax rate was 12.6% and (7.2%) for the three months ended March 31, 2024 and 2023, respectively. In the three months ended March 31, 2024 the main drivers of the effective tax rate were uncertain tax positions and the valuation allowance. In the three months ended March 31, 2023 the effective tax rate was negative because there was a pre-tax income and non-taxable contingent consideration, which caused an overall tax benefit.

Liquidity and Capital Resources

The Informa Tech Digital Businesses’ operations have historically participated in various cash management and funding arrangements managed by Informa. As part of Informa, the Informa Tech Digital Businesses have been dependent on Informa for working capital and financing requirements as Informa uses a centralized approach for cash management and financing of its operations. In particular, Informa provided the funding for the acquisitions of Canalys, Industry Dive and NetLine made in 2023, 2022 and 2021 respectively.

Informa has provided funding for the Informa Tech Digital Businesses’ operating and investing activities, including pooled cash managed by Informa treasury to fund operating expenses and capital expenditures. Cash flows in the periods under review related to financing activities primarily reflect changes in Informa’s investment in the Informa Tech Digital Businesses. These activities formed a component of net parent investment, and this arrangement does not reflect the way the Informa Tech Digital Businesses would expect to operate as a standalone business. None of Informa’s cash, cash equivalents or debt at the corporate level have been assigned to the Informa Tech Digital Businesses in the combined financial statements.

The Informa Tech Digital Businesses’ primary recurring use of cash is expected to be payment of operating costs, which consist primarily of employee-related expenses, such as compensation and benefits, as well as general operating expenses for product development, marketing, facilities and overhead costs.

Cash Flow

The following table summarizes cash flow activities:

	For the Three Months Ended March 31,
($ in thousands)	2024 (As Restated)	2023 (As Restated)
Net cash provided by (used in) operating activities	$(1,553)	$3,599
Net cash provided by (used in) investing activities	(1,772)	(1,357)
Net cash provided by (used in) financing activities	2,201	(3,180)
Effect of exchange rate changes on cash and cash equivalents	(213)	(136)
Increase in cash and cash equivalents	$(1,337)	$(1,074)

The primary source of cash is a combination of operating activities and related party loans which are utilized to invest in acquisitions.

Net cash provided by operating activities

Operating cash outflow for the three months ended March 31, 2024 was $1.6 million, a $5.2 million decrease compared to the same period in 2023. This is driven by a reduction in cash inflows in accounts receivable for the three months ended March 31, 2024 which is primarily due to the timing of contract billing in receipt of cash. This decrease was partly offset by increases in cash from accounts payable and related party payables, driven by the timing of payments and settlements, as well as an increase in net income adjusted for certain non-cash items.

Net cash used in investing activities

Cash outflows from investing activities were $1.8 million and $1.4 million for the three months ended March 31, 2024 and 2023, respectively. The outflows in both periods reflect the purchase of intangible assets in relation to product development and internally generated software.

Net cash provided by financing activities

Cash flows used in financing activities were an inflow of $2.2 million for the three months ended March 31, 2024, compared to cash used in financing activities of an outflow of $3.1 million for the three months ended March 31, 2023. Significant loans were granted as part of cash pool arrangements with parent in both the quarter ended March 31, 2024 and 2023, while more cash pooling loans were received for the quarter ended March 31, 2024. There was also a decrease in the net cash from net parent investment, primarily reflecting the parent’s net cash injection into the Informa Tech Digital Businesses.

Off Balance Sheet Arrangements

As of March 31, 2024 and December 31, 2023, the Informa Tech Digital Businesses did not have any significant off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

In the ordinary course of business, the Informa Tech Digital Businesses are exposed to market risk related to changes in foreign currency exchange rates due to their global presence. The foreign currency translation exposure exists primarily with the Pound Sterling. The Informa Tech Digital Businesses measure net exposure for cash balance positions and for cash inflows and outflows in order to evaluate the need to mitigate foreign exchange risk. Although they have not done so historically, the Informa Tech Digital Businesses may enter into foreign currency forward or option contracts to minimize the impact related to unfavorable exchange rate movements. Based on a hypothetical 10% change in foreign currency exchange rates, the Informa Tech Digital Businesses estimate that net revenue could increase or decrease by approximately $6 million.

The Informa Tech Digital Businesses’ exposure to interest rate risks is relatively immaterial as it primarily relates to the interest income generated by excess cash which is mostly held in interest-bearing bank deposits. Interest rates on related-party loan agreements are fixed and therefore there is no exposure. The Informa Tech Digital Businesses combined balance sheets and statements of income do not include an allocation of third-party debt or interest expense from Informa because it is not the legal obligor of the debt and the borrowings were not directly attributable to its business. Following the Closing, the Informa Tech Digital Businesses may incur indebtedness in connection with working capital requirements or otherwise, at which time exposure to interest rate risks is expected to increase.

Although the Informa Tech Digital Businesses cannot accurately anticipate the future effect of inflation on financial condition or results of operations, inflation historically has not had a material impact on its operations. If Informa Tech Digital Businesses costs were to become subject to significant inflationary pressures, it may not be able to fully offset such higher costs through price increases for services. The Informa Tech Digital Businesses’ inability to do so could harm its business, financial condition or results of operations.

Internal Controls Over Financial Reporting

In connection with the preparation and audit of the Informa Tech Digital Businesses’ combined financial statements as of December 31, 2023 and 2022, and for the three December 31, 2023, and in connection with the preparation of the unaudited condensed combined interim financial statements during 2024, the Informa Tech Digital Businesses’ management identified certain control deficiencies in the design and implementation of its internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected on a timely basis. The Informa Tech Digital Businesses have historically operated as part of Informa Tech operating segment of Informa and its subsidiaries and not as a standalone entity with separate legal status of existence. Accordingly, accounting policies and procedures were designed for Informa financial reporting and not for the Informa Tech Digital Businesses as a standalone entity.

The material weaknesses were driven by: (i) lack of formal documented policies and procedures and inadequate design and performance of controls over financial reporting, including documented evidence and level of precision in the execution of controls across significant business processes; (ii) ineffective IT general control environment, including lack of segregation of duties, supporting the financial reporting systems that do not utilize the Informa Tech Digital Businesses’ main enterprise resource planning systems of SAP and Oracle;and (iii) lack of sufficient resources with the appropriate level of technical U.S. GAAP accounting knowledge, experience and training to ensure proper accounting for complex, non-routine transactions required for accurate and timely financial reporting.

Management is developing a plan to remediate the material weaknesses identified, including: (a) designing and implementing a financial reporting control framework, including management review controls, together with IT general and application controls for all systems which materially impact financial reporting; and (b) providing relevant U.S. GAAP technical accounting, internal controls over financial reporting and SEC financial reporting requirements training for personnel.

Neither management nor an independent registered public accounting firm has performed an evaluation of the Informa Tech Digital Businesses’ internal control over financial reporting in accordance with the provision of the Sarbanes-Oxley Act because no such evaluation has been required. However, upon Closing, the Informa Tech Digital Businesses will be part of NewCo. Management will therefore be required to certify the effectiveness of NewCo’s internal controls over financial reporting pursuant to Section 404(a) of the Sarbanes-Oxley Act and is expected to become subject to auditor attestation requirements pursuant to Section 404(b) of the Sarbanes-Oxley Act, beginning with the filing of NewCo’s Annual Report on Form 10-K for the year ended December 31, 2025.

Management cannot assure that they will be successful in remediating the material weaknesses identified in the internal controls over financial reporting as of December 31, 2025. The failure to correct the material weaknesses or the failure to discover and address any other material weaknesses or deficiencies could result in inaccuracies in the financial statements and impair the ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis.